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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                   FINAL TERMS NO. 1778 DATED 23 NOVEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                   ISSUE OF A$ $45,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
CURRENTLY TOTALING A$ 2,554,840,000.00 (A$ 1,908,340,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.  (i)   Issuer:                               Queensland Treasury Corporation

    (ii)  Guarantor:                            The Treasurer on behalf of the Government of
                                                Queensland

2.        Benchmark line:                       2013

                                                (to be consolidated and form a single series
                                                with QTC 6% Global A$ Bonds due 14 August, 2013,
                                                ISIN US748305BD00)

3.        Specific Currency or Currencies:      AUD ("A$")

4.  (i)   Issue price:                          98.174%

    (ii)  Dealers' fees and commissions paid    No fee or commission is payable in respect of
          by Issuer:                            the issue of the bond(s) described in these
                                                final terms
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                                                (which will constitute a "pricing supplement"
                                                for purposes of any offers or sales in the
                                                United States or to U.S. persons). Instead, QTC
                                                pays fees and commissions in accordance with
                                                the procedure described in the QTC Offshore and
                                                Onshore Fixed Interest Distribution Group
                                                Operational Guidelines.

5.        Specified Denominations:              A$1,000

6.  (i)   Issue Date:                           26 NOVEMBER 2007

    (ii)  Record Date (date on and from which   6 February/6  August. Security will be
          security is Ex-interest):             ex-interest on and from 7 February/7 August.

    (iii) Interest Payment Dates:               14 February/14 August

7.        Maturity Date:                        14 August 2013

8.        Interest Basis:                       6 per cent Fixed Rate

9.        Redemption/Payment Basis:             Redemption at par

10.       Change of Interest Basis or           Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                  Senior and rank pari passu with other senior,
                                                unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:              Senior and ranks pari passu with all its other
                                                unsecured obligations

12.       Method of distribution:               Non-syndicated

                        PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:                  6 percent per annum payable semi-annually in
                                                arrears

    (ii)  Interest Payment Date(s):             14 February and 14 August in each year up to
                                                and including the Maturity Date

    (iii) Fixed Coupon Amount(s):               A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):                Not Applicable
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    (v)   Other terms relating to the method    None
          of calculating interest for Fixed
          Rate Bonds:

                               PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:              A$1,000 per bond of A$1,000 Specified
                                                Denomination (N.B. If the Final Redemption
                                                Amount is different from 100% of the nominal
                                                value the Notes will be derivative securities
                                                for the purposes of the Prospectus Directive
                                                and the requirements of Annex XII to the
                                                Prospectus Directive Regulation will apply and
                                                the Issuer will prepare and publish a
                                                supplement to the prospectus supplement)

15.       Early Redemption Amount(s) payable    Not Applicable
          on redemption for taxation reasons
          or on event of default and/or the
          method of calculating the same:

                           GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                        Permanent Global Note not exchangeable for
                                                Definitive Bonds

17.       Additional Financial Centre(s) or     Not Applicable
          other special provisions relating
          to Payment Dates:

18.       Talons for future Coupons or          No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special conditions:    Not Applicable

                                          DISTRIBUTION

20. (i)   If syndicated, names and addresses    Not Applicable
          of Managers and underwriting
          commitments:

    (ii)  Date of Dealer Agreement:             23 NOVEMBER 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):      Not Applicable
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21.       If non-syndicated, name and address   NATIONAL AUSTRALIA BANK LTD
          of relevant Dealer:                   255 GEORGE STREET
                                                SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA C rules      TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Additional selling restrictions:      Not Applicable
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LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING AND ADMISSION TO TRADING

(i)   Listing:                                  Bourse de Luxembourg.

(ii)  Admission to trading:                     Application has been made for the bonds to be
                                                admitted to trading on the regulated market of
                                                the Bourse de Luxembourg with effect from the
                                                Issue Date.

2.    RATINGS

      Ratings:                                  The bonds to be issued have been rated:

                                                S&P:     AAA
                                                Moody's: Aaa

                                                An obligation rated 'AAA' by S&P has the
                                                highest credit rating assigned by Standard &
                                                Poor's. The obligor's capacity to meet its
                                                financial commitment on the obligation is
                                                extremely strong.
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                                                Obligations rated Aaa by Moody's are judged to
                                                be of the highest quality with minimal credit
                                                risk.

                                                A credit rating is not a recommendation to buy,
                                                sell or hold securities and may be revised or
                                                withdrawn by the rating agency at any time.
                                                Each rating should be evaluated independently
                                                of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                    See "Use of Proceeds" section in the prospectus
                                                supplement.

(ii)  Estimated net proceeds:                   Not Applicable.

(iii) Estimated total expenses:                 Not Applicable.

5.    YIELD

      Indication of yield:                      6.75%

                                                Calculated as 7 basis points less than the
                                                yield on the equivalent A$ Domestic Bond issued
                                                by the Issuer under its Domestic A$ Bond
                                                Facility on the Trade Date.

                                                The yield is calculated on the Trade Date on
                                                the basis of the Issue Price. It is not an
                                                indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                                US748305BD00

(ii)  Common Code:                              014569359

(iii) CUSIP Code:                               748305BD0

(iv)  Any clearing system(s) other than         Not Applicable
      Depositary Trust Company, Euroclear
      Bank S.A./N.V. and Clearstream Banking,
      societe anonyme and the relevant
      identification number(s):

(v)   Delivery:                                 Delivery free of payment
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(vi)  Names and addresses of additional         Not Applicable
      Paying Agent(s) (if any):
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